AMENDED AND RESTATED DISTRIBUTORSHIP AGREEMENT

THIS AMENDED AND RESTATED DISTRIBUTORSHIP AGREEMENT (this “Agreement”) is made and entered into this ____ day of March, 2009 (the “Effective Date”), by and between Aura Systems, Inc., a corporation organized and existing under the laws of Delaware with its principal offices in Los Angeles, California (“Company”), and WePower LLC, a limited liability company organized and existing under the laws of Delaware with its principal offices in Los Angeles, California (the “Distributor”).

RECITALS

A.           Company has designed, invented and developed a unique, integrated electromagnetic mobile power generation system capable of delivering on-demand both AC and DC power for numerous end-uses, including without limitation, industrial, commercial, recreational and military applications (the “AuraGen”).

B.           The AuraGen is the subject of substantial proprietary information, including but not limited to patents, trademarks, trade secrets, know-how, and confidential information owned by the Company.

C.           Distributor has acquired the rights to a patented vertical wind turbine that is used to generate electricity using wind power.

D.           Distributor is engaged in the business of developing and marketing energy solutions around the world, including without limitation wind energy solutions.

F.           The Company wishes to appoint Distributor as its exclusive commercial distributor for all applications in the Field of Use worldwide and is willing to grant a limited right to Distributor to use, service and manufacture the AuraGen in strict accordance with the terms and conditions set forth herein and Distributor wishes to be so appointed.

G.           The Company and Distributor entered into a Distribution Agreement as of February 27, 2009 and the Parties have agreed to certain modifications of said Agreement as set forth herein.

Accordingly, in consideration of their mutual covenants and obligations contained herein, and the mutual benefits to be derived herefrom, Company and Distributor (collectively the “Parties”), intending to be legally bound, do hereby covenant and agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Aura Proprietary Rights

The term “Aura Proprietary Rights” means all Aura Technology, Aura Trademarks, data, inventions, information (including, without limitation, Confidential Information of Company), processes, know-how, trade secrets, sketches, prototypes, notebooks, papers, drawings, formulae (including copies or extracts thereof) and similar intellectual property rights which Company has

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or may hereafter develop and which are necessary or useful for the development, manufacture, or sale of the Products or any components of the Products. Further, Aura Proprietary Rights shall include all analyses, specifications, proposals, reports or other information, data or documents (whether in raw, preliminary or final form) and all inventions, discoveries, modifications and improvements, whether or not patentable, which: (a) are concerned in some manner with, but not directed to the Products or any components thereof; or (b) pertain to processes, procedures, methods, and the like manufacturing, assembling or servicing of the Products.

1.2 Aura Technology

The term “Aura Technology” means all patent rights concerning each and every patent, whether U.S. or foreign, owned by or licensed to Company and any associated Aura Proprietary Rights appurtenant thereto which are necessary, used or useful to develop, manufacture, or sell the Products or any of the components of the Products. Aura Technology shall further mean any future modifications, enhancements or improvements to the technology embodied in the patents owned or licensed by Company, the Products, or the Aura Proprietary Rights.

1.3 Aura Trademarks

The term “Aura Trademarks” means all those trademarks, service marks, designs, logos, slogans and trade names belonging or licensed to Company, worldwide.

1.4 Confidential Information

The term “Confidential Information” means all know-how, formulations, recipes, specifications, catalogs, books, price books, maintenance, parts and service manuals, data sheets, sales, service and technical bulletins, customer lists, sales and marketing programs, price lists, cost data, sales aids, such as filmstrips and recordings, and all other publications and information, whether or not reduced to writing, relating to the formulation, manufacture, use, marketing and sale of the Products, as well as any other information which may be divulged by one party under this Agreement to the other in the course of its performance of this Agreement, which is marked as Confidential or which is disclosed under circumstances that reasonably place the recipient on notice of the confidentiality of the information.  Confidential Information does not, however, include any information which the recipient can establish (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the discloser; (ii) becomes publicly known and made generally available after disclosure by the discloser to recipient through no fault or breach of recipient; (iii) is already in the possession of recipient without restriction on use or disclosure at the time of disclosure by discloser as shown by recipient’s files and records prior to the time of the disclosure; (iv) is obtained by recipient lawfully and without restriction on use or disclosure from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by recipient without use of or reference to discloser’s Confidential Information, as shown by recipient’s files and records.

1.5 Distributor Trademarks

The term “Distributor Trademarks” means all those trademarks, service marks, designs, logos, slogans and trade names belonging or licensed to Distributor, worldwide.

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Field of Use

The term “Field of Use” means exclusively wind turbines and any other form of energy or renewable energy device, product, system or good involving wind.

1.7             Products

The term “Products” means the AuraGen, as well as any future modifications, enhancements or improvements to the AuraGen and any New Products deemed included pursuant to Section 3.17 hereof.

1.8             Purchase Order

The term “Purchase Order” means a purchase order in the form of Exhibit “A” attached to this Agreement or such other form as the parties may mutually agree to in writing from time to time.

1.9             Specifications

The term “Specifications” means the standard Product manufacturer specifications as such Specifications may be modified by the parties in writing from time to time and any New Product Specifications deemed included pursuant to Section 3.16 hereof.

1.10             Territory

The term “Territory” means the entire world.

1.11             Valid Claim

The term “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

ARTICLE 2.                                APPOINTMENT AND SCOPE

2.1 Appointment of Distributor

On the terms and subject to the conditions of this Agreement and for the Term of this Agreement, Company hereby appoints Distributor as the exclusive distributor of the Products in or for the Field of Use in the Territory. As such, Company shall not appoint additional sales representatives, agents or distributors for the promotion, sale, lease or license of Products in or for the Field of Use in the Territory; and (b) Company shall not, except as expressly permitted hereunder, directly or indirectly, distribute, promote, market, solicit, lease, license or sell the Products in or for the Field of Use in the Territory, except through Distributor. Notwithstanding any restrictions contained herein, Distributor may sell the Products within the Territory in such manner, on such terms, to such customers and at such prices as Distributor may choose.  Distributor hereby accepts such appointment. Company further appoints to Distributor, and

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Distributor hereby accepts for the Term of this Agreement, to act as the exclusive installation and warranty service provider for all Product in the Field of Use in the Territory.

2.2 Independent Contractor Status

Distributor is an independent purchaser and reseller of the Products and nothing contained in this Agreement shall create the relationship of joint venture, principal and agent, or master and servant between Company and Distributor. Distributor is not and shall not be considered an agent or legal representative of Company for any purpose, and neither Distributor nor any director, officer, agent or employee of Distributor shall be, or be considered, an agent or employee of Company. Distributor shall, at all times, hold itself out as an independent contractor with respect to Company and shall not represent itself as an agent, representative or employee of Company, and shall prominently display in any advertising or signage related to the Products that it is an Authorized Independent Distributor of the Company. Distributor is not authorized to, and agrees that it will not, make any warranties or representations or assume or create any other obligation on Company’s behalf except as expressly authorized herein or by Company in writing. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such third party whether or not referred to herein.

2.3 Sub-Distributors

Distributor may appoint sub-distributors, sub-agents or other persons (collectively “Sub-distributors”) which it reasonably believes are qualified in terms of capability and reputation to perform its obligations under this Agreement provided however that:

(a) in no event shall any Sub-distributor be appointed for a duration that is longer than the initial expiration date set forth in Section 7.1 of this Agreement;

(b) any such Sub-distributor is subject to the terms of this Agreement;

(c) any such Sub-distributor is approved in writing by Company provided that such approval shall not be unreasonably withheld, conditioned or delayed;

(d) nothing contained in this Agreement shall be construed to create any relationship whatsoever between Company and any Sub-distributor;

(e) Company shall have no obligation to such Sub-distributors under this Agreement; and

(f) all of Company’s obligations under this Agreement shall be only to Distributor.

2.4 No Modification

Neither Distributor or any Sub-Distributor shall in any way modify or otherwise alter the design, form, fit, function or any other aspect of the Products, components thereof, or the Aura Technology unless it obtains Company’s prior written consent, which may be withheld by Company in its sole discretion. If Company agrees to such changes or improvements, the Parties

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shall mutually agree on the scope, extent and manner of making such changes or improvements. In addition, Distributor shall not use the Aura Technology, or any part thereof, in any way inconsistent with the provisions of this Agreement.

2.5 Additional Restrictions

Notwithstanding the rights specifically granted in this Agreement, Company does not grant to Distributor or any Sub-distributor any license or other right relating to any of the following. Neither Distributor nor any Sub-distributor may, without the prior written consent of the Company, at any time directly or indirectly:

(a)	market, make, use, service, install, sell or otherwise distribute or incorporate the Product or any components thereof in the products or businesses of any source outside of the Field of Use;

(b)
actively advertise, promote or solicit customers for Product systems outside the Field of Use or establish or maintain any offices, facilities or depots related to the sale or delivery of Product for any purpose outside of the Field of Use;

(c)	make, use, sell or otherwise dispose of Product systems that are partially assembled, in knocked down form, or semi-knocked down form;

(d)	prepare, develop, make or have made, sell, or otherwise distribute any derivative works based upon Product, the components thereof or the Aura Technology;

(e)	reproduce any Product or any components thereof or disclose or otherwise dispose of the Aura Technology; or

(f)	reverse engineer the Product, or any components thereof or the Aura Technology.

2.6 Rights Reserved

Notwithstanding anything to the contrary contained herein, all rights not specifically granted under this Agreement shall be reserved and remain with the respective owners. In no way limiting the generality of the preceding sentence, Company shall have the right to make, use, sell, distribute, and grant licenses to other third parties to do the same for all applications and markets of the Products throughout the world outside of the Field of Use.

ARTICLE 3.                           TERMS AND CONDITIONS OF SALE

3.1 Purchase Orders

All purchases of Products under this Agreement by Distributor (or any Sub-distributor, to the extent permitted under Section 2.3) shall be evidenced by individual Purchase Orders, which, as supplemented by the terms of this Agreement, shall constitute the entire agreement between the parties with respect to sales of the Products by Company to Distributor. All Purchase Orders will be accompanied by a deposit of ten percent (10%) of the aggregate Product Price specified in the Purchaser Order. By placing a Purchase Order under this Agreement, Distributor (or Sub

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distributor, to the extent permitted under Section 2.3) confirms its agreement with and acceptance of all the provisions of this Article 3. Distributor shall place all Purchase Orders for Product at least ninety (90) business days prior to the requested delivery date (unless otherwise agreed to by Company). If any term of a Purchase Order is inconsistent with this Agreement, then this Agreement shall govern to the extent of any such inconsistency.  Orders may be placed by contacting Aura Systems, Inc., 2330 Utah Avenue, El Segundo, California 90245; telephone number 310-643-5300; facsimile number 310-643-7457; email  melvin@aurasystems.com; attention Melvin Gagerman, Chairman and CEO.

3.2 Acceptance

Company shall acknowledge all purchase orders in writing to Distributor. Company shall be deemed to have accepted any such Purchase Order for which Company does not notify Distributor in writing within ten (10) business days after its receipt that Company cannot meet such Purchase Order's terms.

3.3 Forecasts

Each Contract Year during the Term of this Agreement, Distributor shall provide Company on a monthly basis with a 120 day rolling forecast, of which the first ninety (90) days shall be a firm order by Distributor for delivery of the number of Products specified therein pursuant to Purchase Orders delivered pursuant to this Agreement.  The last thirty (30) days of the forecast shall be used for purposes of facilitating Company’s manufacturing plans, but are not legally binding on Distributor in any manner.

3.4 Prices

Prices charged to Distributor for Products purchased under this Agreement are set forth in Exhibit “B” (collectively, the “Product Prices”). From time to time, Company may change the prices for such Products provided that Company provide Distributor written notice of any increase at least ninety (90) days prior to such changes taking effect. Price changes will not affect orders placed by Distributor and accepted by Company before such changes were communicated to Distributor. Company shall exercise commercially reasonable efforts to minimize any cost increases. All Product Prices are for delivery F.O.B. Origin, Company’s designated facilities, freight collect. Title and risk of loss shall pass to Distributor at the time the ordered Products are identified and loaded by the Distributor’s carriage at Company’s designated facility. Distributor alone shall be responsible for causing the Products to be loaded and delivered to the delivery destination and shall be solely responsible for all freight, customs duties, insurance or other shipping costs. For purposes of this Agreement, the term “F.O.B.” shall have the meaning given in INCOTERMS 2000 as published by the International Chamber of Commerce, Paris, France.  The Product Prices shall also include any New Product Prices deemed included pursuant to Section 3.16 hereof.

3.5 Payment

Unless otherwise agreed by the parties in writing, Distributor shall cause payment to be received by Company for Products no later than thirty (30) days following the date that the Products are

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transferred to Distributor’s designated carrier, as evidenced by the shipping receipt generated by such freight company.  Company shall invoice Distributor for all amounts due and such invoices shall reference the Purchase Order number and be sent to the “Bill to” address specified on the Purchase Order.  Company’s packing list must reference the Purchase Order number and be sent to the applicable “Ship to” address on the Purchase Order. In no way shall any payment due under this Agreement by Distributor to Company be contingent upon Distributor’s collection of payment from Distributor’s customers.

3.6 Delivery

Company will use commercially reasonable efforts to meet or exceed the delivery dates specified in the Purchase Order.  Notwithstanding the foregoing, (i) in no event will the Company be required to deliver a shipment of Products sooner than ninety (90) days from the date of receipt of a Purchase Order therefore, and (ii) in the event the Products covered by a Purchase Order were not included in a sales forecast received by the Company from the Distributor, then the Company and the Distributor will work together in good faith to identify a reasonable and mutually acceptable delivery date for the Products, which in no event will be required to be sooner than thirty (30) days after receipt of such Purchase Order.

3.7 Partial Shipments; Failure to Deliver

Company reserves the right to make partial shipments of any order for one hundred (100) Product units or more and shall not be liable for any failure to ship complete orders.  Each partial shipment shall contain no less than fifty (50) Product units, unless mutually agreed otherwise by the Parties. Distributor will be invoiced separately for each partial shipment and will pay each invoice when due, without regard to subsequent deliveries. Company shall attempt to allocate its available inventory to Distributor in reasonable priority to all other customers of Company.  Notwithstanding the foregoing or anything to the contrary herein, the failure of Company to supply Products pursuant to the terms of Purchase Orders submitted to Company in compliance with the provisions of this Agreement shall be considered a breach of this Agreement and a failure by Company to perform its material obligations under this Agreement pursuant to Section 7.2 (a) hereof. In addition, Distributor shall continue to have any other rights or remedies that it may have as a result of such failure to supply Products.

3.8 Inspection

Upon receipt of any Product delivery, Distributor shall have fifteen (15) days to inspect such Product for quantity shortages as well as readily apparent damage and readily apparent discrepancies (such as, without limitation, the inclusion of readily apparent nonconforming Products).  If such shortages, damage or discrepancy is found, Distributor has the right to reject such Product (“Rejected Product”) during such fifteen (15) day period.  Product not rejected during such period shall be deemed accepted by Distributor and Company shall not thereafter be liable for any such shortages, discrepancy or damage in such shipment.  Rejected Product (or any shortages in Product quantity) shall be replaced with conforming Product within ten (10) calendar days after Distributor’s notice of rejection and/or shortage, with replacement Product freight paid by the Company.  Distributor shall have the right to inspect and test such replacement Product within fifteen (15) days of delivery.  For any Rejected Product not replaced

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within ten (10) calendar days, Distributor shall be issued credit in full, and a refund of pro-rata shipping charges.

3.9 Distributor Product Warranty

Distributor accepts the published standard warranty of Company as in effect from time to time with respect to the Product. Subject to the limiting provisions of such standard warranty, Company represents, warrants and covenants that: (a) notwithstanding mechanical limitations such as, without limitation, the existence of insufficient torque, the Products furnished hereunder shall meet the quality, operating conditions and performance levels designated by the manufacturer’s published ratings and specifications; (b) to the extent and for the period provided in Company’s published standard warranty, the Products shall be free from defects in workmanship and material (c) Company has good and marketable title to (and has all rights, title and interest necessary to sell to Distributor) the Products to be furnished hereunder and there are (and shall be) no liens, claims or encumbrances of any kind whatsoever against the Products, except for required governmental licenses or permits which may need to be obtained in connection with the sale of the Products; and (d) Distributor may exercise its rights under this Agreement free and clear of any obligation of the Company to any third party, except for required governmental licenses or permits which may need to be obtained in connection with the sale of the Products.

3.10 End User Warranty

At all times during the Term of this Agreement, Company shall warrant the Products to Distributor’s customers in accordance with the terms of its standard warranty attached hereto as Exhibit “C” (“End User Warranty”), as such End User Warranty may be modified from time to time by the Company, and any such changes shall become effective immediately upon Company forwarding such changes in writing to Distributor. Any changes made by Company to such End User Warranty will not apply to Products sold to Distributor pursuant to orders placed by Distributor and accepted by Company before such changes were communicated to Distributor. A copy of the End User Warranty shall be included as part of the packaging included with the Product and Distributor shall distribute each Product with all warranty cards, a copy of the End User Warranty and all other packaging materials intact.

3.11 Distributor Warranty Repair or Replacement

Company, at its own expense and option, shall promptly either repair or replace any defective Product during such period as Company’s standard warranty pursuant to Section 3.9 above remains in full force and effect for that Product, provided that Distributor has notified Company and, upon inspection by Company, Company has found the Product to be defective. In the event Distributor arranges for a Product to be repaired or serviced by a person or entity other than by a service facility approved by Company, such action shall be solely at the expense of Distributor and shall effectively terminate any Company warranty for such Product.

3.12 Product Returns

All returns of non-defective Products shall be subject to Company’s standard return policy for commercial and industrial products attached hereto as Exhibit “D”, as amended from time to

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time. Company shall provide Distributor with reasonable advance written notice of any change to Company’s standard return policy. Any such changes will not affect orders placed by Distributor and accepted by Company before such changes were communicated to Distributor or any Product previously sold to Distributor before such changes were communicated to Distributor. Company shall have no warranty obligations whatsoever including the replacement of any Product pursuant to this Article 3 unless all of the provisions of Company’s Return Policy then in effect have been met by Distributor.

3.13 Exclusive Remedy

THE REPAIR OR REPLACEMENT OF ANY NON-CONFORMING OR DEFECTIVE PRODUCT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY OF DISTRIBUTOR (AND SHALL CONSTITUTE FULFILLMENT OF ALL OBLIGATIONS OF COMPANY HEREUNDER) FOR THE BREACH OF SUCH WARRANTY BY COMPANY OR ANY LIABILITY (INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR NEGLIGENCE) OF COMPANY WITH RESPECT TO THE PRODUCTS AND SERVICES COVERED BY THIS AGREEMENT.

THE PARTIES AGREE THAT COMPANY EXTENDS LIMITED EXPRESS WARRANTIES SOLELY TO ORIGINAL END-USERS OF THE PRODUCTS AND NOT TO DISTRIBUTOR.  COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND TO DISTRIBUTOR WITH RESPECT TO THE AURA TECHNOLOGY OR THE USE THEREOF, INCLUDING WITHOUT LIMITATION THE PRODUCTS AND ANY COMPONENTS THEREOF INCORPORATING THE AURA TECHNOLOGY OR MANUFACTURED BY THE USE THEREOF.  ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE EXPRESS OR IMPLIED WARRANTY (I) THAT THE AURA TECHNOLOGY OR THE USE THEREOF, INCLUDING WITHOUT LIMITATION THE PRODUCTS AND ANY COMPONENTS THEREOF INCORPORATING THE AURA TECHNOLOGY OR MANUFACTURED BY THE USE THEREOF WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE, OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY THIRD PARTY, OR (II) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MARKETABILITY OF THE AURA TECHNOLOGY, THE PRODUCTS, OR THE COMPONENTS THEREOF OR ITS SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER ARE HEREBY DISCLAIMED AND EXCLUDED.

DISTRIBUTOR FURTHER ACKNOWLEDGES THAT THERE ARE NO WARRANTIES IMPLIED BY CUSTOM OR USAGE IN THE TRADE BETWEEN DISTRIBUTOR AND COMPANY THAT HAVE BECOME A PART OF THIS TRANSACTION. ANY ACTION FOR A BREACH OF ANY OF COMPANY’S OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE MUST BE COMMENCED WITHIN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED. NOT WITHSTANDING THE ABOVE, THE COMPANY ACKNOWLEDGES THAT IF THE PRODUCT CANNOT REASONABLY MEET DISTRIBUTORS’ SPECIFCATIONS AND NEEDS FOR THE FIELD OF USE, THAT

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DISTRIBUTOR MAY CANCEL THIS CONTRACT AT ANYTIME WITH THIRTY (30) DAYS WRITTEN NOTICE AS A NON-CURBALE MATERIAL BREACH BY COMPANY UNDER SECTON 7.2, WHICH SHALL NOT BE SUBJECT TO CURE.

3.14 No Assurances

Distributor acknowledges that:

(a) Wind speeds are extremely variable and in wind conditions insufficient to provide torque levels equal to or exceeding the minimum torque guideline requirements of the Products established by the manufacturer, such Products may be unable to produce power levels equal to their maximum rating;

(b) Company has made no representations to Distributor and Distributor has received no assurances, that: (i) its business relationship will continue with Company beyond the stated term of this Agreement or its earlier termination in accordance with this Agreement; (ii) any investment by Distributor in the promotion of the Products will be recovered or recouped; or (iii) Distributor shall obtain any anticipated amount of profits by virtue of this Agreement; and

(c) Other than the licenses granted herein, DISTRIBUTOR shall not have or acquire, by virtue of this Agreement or the transactions contemplated hereunder, any proprietary rights in the Products, the Company’s intellectual and industrial property or in any goodwill related thereto, whether or not created by its efforts.

THE PARTIES ACKNOWLEDGE THAT THIS SECTION AND RELATED SUBSECTIONS HAVE BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR COMPANY TO ENTER INTO THIS AGREEMENT AND THAT COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE ACKNOWLEDGMENTS, AGREEMENTS AND LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

3.15 Indemnity By Company

Distributor will promptly notify Company if any third party claim is brought or threatened against Distributor or a Sub-Distributor that arises out of a breach of the representations and warranties set forth in this Agreement or from any product liability claims that may be brought against Distributor arising out of or related to the Products.  Company will indemnify, defend and hold Distributor and its Sub-Distributors including their employees, agents and affiliates, harmless from and against any and all payments, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that they may suffer or incur in connection with any such actual or threatened claim or any breach of representation, warranty, covenant or agreement on the part of Company under this Agreement.  The Company’s indemnification obligations do not apply:  (i) to the extent that the Products are modified by Distributor or any customer after shipment by Company without Company’s consent or direction and the claim arises from such modifications, (ii) to the extent that the Products are combined or used with other products, processes or materials in a manner contrary to their intended use and the claim arises from such

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combination, or (iii) where Distributor or a customer continues the activity that gave rise to the claim after being notified by Company of commercially reasonable actions which would have avoided the claim or (iv) to any negligent or willful act or omission or violation of any contractual arrangement of Company’s affiliates, officers, directors, agents or employees, in connection with its performance relating to this Agreement.

3.16           Indemnity by Distributor

Distributor agrees to indemnify, defend and hold Company, including its employees, agents and affiliates, harmless from and against any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney’s fees and costs), which arise out of, result from or are related to: (i) any breach by Distributor or any Sub-Distributor of any provision contained in this Agreement, including without limitation any obligation, representation, warranty or covenant herein; (ii) any occupational injury or illness sustained by any employee or agent of Distributor or Sub-Distributor to the extent claims are made against, or held to be payable by Company; (iii) any applicable sales or other taxes due from or on behalf of Distributor or Sub-Distributor regardless of whether such taxes must be collected by Company on behalf of the taxing authority and regardless of whether Distributor shall challenge the assessment or amount of such taxes or (iv) any negligent or willful act or omission or violation of any contractual arrangement of Distributor or any of Distributor’s affiliates, Sub-Distributors, officers, directors, agents or employees of each, in connection with its or their performance relating to this Agreement.

3.17           Insurance

Both parties will each have and maintain in full force and effect during the Term of this Agreement (including any post-termination period for which indemnification obligations continue), all product liability and other insurance reasonably necessary to cover such party’s anticipated indemnification obligation and other risk of loss for which it may be liable under this Agreement. All such insurance coverages shall be occurrence based and not claims made.  Such policy or policies will (a) have aggregate limits of liability of not less than $5,000,000 with respect to any incident or occurrence and of not less than $10,000,000 in the aggregate; (b) name both Company and Distributor as insured parties; and (c) provide that such policy may not be canceled except upon not Less than 30 days’ written notice to both Company and Distributor. Each party will provide such evidence of the effectiveness of such insurance to the other party as may be reasonably requested.

3.18           Capacity

Subject to this Article 3, during the Term of this Agreement prior to any Non-Exclusive Period (as that term is hereinafter defined), Distributor shall purchase all Products that it requires for any application within the Field of Use solely from Company.  In the event that Company is unable or otherwise unwilling to accept any given Purchase Order, Distributor may, at Distributor’s sole discretion, purchase such quantities of Product to fill said Purchase Order from a third party provider. In the event that Company is incapable or otherwise unable to supply Product in sufficient quantities to fulfill any given Purchase Order that Company has previously

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accepted pursuant to Section 3.2 above (the difference between the amount stated in any accepted Purchase Order and the amount supplied by Company in fulfillment of that Purchase Order being a “Discrepancy Quantity”), Distributor may, at Distributor’s sole discretion, purchase Product from a third party provider in any amount not exceeding the Discrepancy Quantity for such Purchase Order. In any event that a Discrepancy Quantity exists, Company will credit such Discrepancy Quantity towards the Minimum Order requirement for that Contract Year. No third party provider purchase by Distributor pursuant to this Section 3.18 shall relieve Distributor of any subsequent obligations to purchase Product from Company or otherwise perform under the terms of this Agreement.

3.19

3.20

3.21 Most Favored Nations

During the Term of this Agreement Company agrees that Distributor shall be allowed the full benefit of any and all lower prices and any other more favorable terms and condition (“MFN” Terms) contained in any other agreement entered into by Company for the sale of any product substantially similar to the Product in the same or lesser quantities described in this Agreement to third parties Company shall notify Distributor in writing of any such MFN Terms within fifteen (15) calendar days after agreeing thereto, and shall make the MFN Terms available to Distributor as of the effective date of such agreement and thereafter for the greater of (i) three (3) months or (ii) such time that the MFN Terms remain in effect.

3.22 Right of First Refusal

In the event that during the Term of this Agreement Company develops any new products for sale in the Field of Use (“New Products”), prior to any sale of such New Products to any third party, Distributor shall have the right of first refusal to sell the New Products as Products pursuant to the terms of this Agreement.  Company shall initiate such right of first refusal by providing samples of such New Products and specifications therefor (“New Product Specifications”) to Distributor and the proposed price (the “New Product Proposed Price”) at which Company proposes to sell the New Products to Distributor during the Term of this Agreement (collectively, the “New Product Proposal”).  Distributor shall have three (3) months from receipt of a full and complete New Product Proposal to test and evaluate the New Products and the New Product Proposal (the “Acceptance Period”).  In the event that Distributor accepts the New Product Proposal within the Acceptance Period then from and after the date of such acceptance, the term “Product” hereunder shall be deemed to include the New Products, the term “Product Prices” shall be deemed to include the New Product Proposed Price and the term “Specifications” shall be deemed to include the “New Product Specifications”.  In the event that Distributor rejects or fails to accept the New Product Proposal within the Acceptance Period then from and after the date of such rejection or failure to accept, Company shall be free to sell the New Products to any third party; provided, however, the sale price to such third party shall in no event be less than the New Product Proposed Price.   In the event that Company ever wishes during the Term of this Agreement to sell the New Products to a third party for a price less than

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the New Product Proposed Price then Company shall first offer the New Products to Distributor at such lower price pursuant to the right of first refusal set forth in this Section 3.22.

3.23 Minimum Order

In order to maintain its exclusivity within the Field of Use, Distributor shall purchase from Company the lesser of (i) that amount of Product equal to Company’s maximum output per Contract Year (as defined below) or (ii) a minimum of three thousand (3,000) units of the Products (collectively the “Minimum Order”) during each year of the Term of this Agreement (the “Contract Year”); provided, however, for the purposes hereof the initial Contract Year shall commence on the Effective Date and end on the date which is eighteen (18) months thereafter.  In the event that Distributor fails to purchase the Minimum Order in any particular Contract Year then, the exclusive distributor rights granted pursuant to Article 2 hereof shall become non exclusive commencing with the Contract Year immediately following the Contract Year in which the Minimum Order was not achieved and ending twelve (12) months thereafter (the “Non-Exclusive Period”). If, during the Non-Exclusive Period, Distributor meets the Minimum Order requirement for such Contract Year, this Agreement shall remain in effect on a non exclusive basis for the remainder of the Term of the Agreement, provided, however, that if Distributor fails to meet the Minimum Order requirement during the Non-Exclusive Period, Company may, at its sole discretion, terminate this Agreement pursuant to Article 17 below.

3.24 No Payment Set-Off.                                                       All payments made by Distributor to Company under this Agreement shall be paid in full, without set-off or counterclaim, and in such amount as may be necessary in order that all payments (after deduction for withholding for or on account of any present or future taxes, levies, imposts, duties or other charges imposed by any political subdivision or taxing authority on such payments, collectively “Taxes”) shall not be less than the amounts otherwise required to be paid under this Agreement. Any and all Taxes required to be so withheld or deducted shall be paid by Distributor to the proper taxing authorities, and proof of payment shall be secured and sent to Company as evidence of such payment.

ARTICLE 4.                           DISTRIBUTOR’S OBLIGATIONS

4.1 Sales

Subject to the terms and provisions of this Agreement, Distributor shall use its best efforts to promote, market, lease, license or sell the Products within the Territory in such manner as Distributor determines in its sole and absolute discretion.  Distributor may subcontract the performance of any of its obligations under this Agreement to Sub-distributors in accordance with the terms of this Agreement regarding appointment of Sub-distributors.

4.2 Sales Plans, Reports and Forecasts

No later than each November 1 during the Term of this Agreement, beginning November 1, 2009, Distributor shall submit to Company a sales forecast for the Products in and for the Field of Use in the Territory for the next calendar year, January through December.  Company agrees to use all information provided by Distributor under this Section 4.2, exclusively for Company’s own purposes and shall treat it in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement or except as required by law.

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Licenses and Other Governmental Approvals

Company agrees to cooperate with Distributor as necessary to enable Distributor to obtain, at Distributor’s expense (i) the export licenses within the portions of the Territory that may be necessary to export the Products into and (ii) the governmental and regulatory approvals and licenses within the portions of the Territory that may be necessary to permit the sale, license, lease and other disposition of the Products by Company and/or Distributor under this Agreement.  At all stages in the regulatory approval process, Distributor and Company will work together in good faith to conduct the tests and regulatory approval process in a manner that is mutually acceptable to Company and Distributor.  Company agrees to cooperate with Distributor as necessary to enable Distributor to file for and obtain any government and regulatory approvals and licenses required by Distributor and to provide Distributor with the test results, specifications, and any other information that Distributor may request from time to time to file for and obtain such government approvals and licenses.

4.3 Compliance with Law

Each party shall at all times comply with the provisions of all applicable laws and the rules and regulations thereunder, and refrain from engaging in any illegal, unfair or deceptive trade practices or unethical business practices whatsoever with respect to the promotion and sale or service of Products. Distributor shall obtain and pay for such licenses, permits and authorizations as may be necessary in connection with Distributor’s importation, promotion and sale of Products.

4.4 Recalls

Distributor will reasonably inform Company of each complaint that Distributor may receive or become aware of concerning the Products.  Distributor also shall maintain records of all Products sold by Distributor.  If Company, any governmental agency or other proper authority issues a product recall or product advisory of any of the Products, Distributor agrees to cooperate with Company (i) in contacting purchasers within the Territory during the course of any such product advisories, recalls and complaints, (ii) in communicating to such purchasers such information or instructions as Company may desire be transmitted to such purchasers, (iii) in obtaining the removal of all such recalled Products from Distributor’s inventory and the inventory of its customers and (iv) in disposing of such recalled Product as Company so directs.  Company agrees to reimburse Distributor for all costs and expenses incurred by Distributor in connection with such Product advisories, recalls and complaints, unless the Company can reasonably demonstrate that the advisory, recall or complaint is due to the fault or negligence of Distributor, its representatives or affiliates.

4.5 Press Releases and Announcements

In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby

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without the other party’s written consent, except as way be required by applicable law, including applicable securities laws or stock exchange regulations, and except for communications to such party’s employees and professional advisors.

4.6 Representations and Warranties of Distributor

Distributor represents and warrants to Company that, as of the date of this Agreement:

(a) Power and Authority: Distributor has the corporate power an authority to enter into and to carry the terms and provisions of this Agreement; and this Agreement is the legal, valid and binding obligation of Distributor and is enforceable against Distributor in accordance with its terms.

(b) No Conflicting Agreements: The execution, delivery and performance of this Agreement by Distributor will not conflict with or violate any agreements or understandings to which Distributor is a party or by which it may be bound.

(c) Litigation: There are no actions or proceedings pending, or to Distributor’s knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

(d) Infringement: Distributor has no actual knowledge, that its wind power generation systems conflict with, violate or infringe any rights of any third party (provided, however, such representation shall not apply to the Products to the extent that they are a component of such system).

(e) Insurance. Distributor has insurance coverage for its business with respect to the it’s sale, installation and performance of Covered Service with respect to the Products (as required under Section 3.13 and agrees to disclose information to such as may be reasonably requested by Company.

4.7 Export Controls

Distributor represents and warrants that it will not export or re-export the Products, any components thereof or any underlying information or technology into any country to which the U.S. has embargoed goods, or to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Commerce Department's Table of Deny Orders. Nor shall Distributor export Product or any underlying information or technology to any facility in violation of these or other applicable laws and regulations. Distributor represents and warrants that it is not a national or resident of, or located in or under the control of, any country subject to such export controls.

4.8 Standards of Facility, Workmanship and Materials

Distributor shall at all times during the Term of this Agreement:

(a)	conduct business and perform Covered Service in a prompt, courteous, workmanlike, competent, professional, and ethical manner;

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(b)           maintain suitable facilities, trained and certified personnel and equipment, adequate to fulfill all duties as prescribed under this Agreement;
(c)	use only parts and materials of the highest quality in rendering Covered Service; and

(d)	CAUSE ALL COVERED SERVICE AUTHORIZED HEREUNDER TO BE PERFORMED SOLELY BY CERTIFIED PRODUCT PERSONNEL.

4.9 Competent Personnel

Distributor shall, throughout the Term of this Agreement, maintain a trained and skilled sales force suitable to provide sales and technical assistance to purchasers and potential purchasers of the Product within the Field of Use.

4.10 Maintenance and Inspection of Records

Distributor shall retain all invoices and records for all parts, sales, promotion and services performed with respect to Products for a period of four (4) years. Further, at all reasonable times during normal business hours Distributor shall make available to Company, all of Distributor’s books, records, invoices, including without limitation a customer lists and contact information relating to Distributor’s performance of this Agreement.

ARTICLE 5.                           COMPANY’S OBLIGATIONS

5.1           Sales Support

Company shall provide Distributor, at no charge to Distributor, with reasonable quantities of all sales and marketing information applicable to the Products, including catalogs, specifications, promotional literature and other materials.  All such materials will be provided to Distributor in English, and Distributor may, at its sole expense, arrange for the translation of such materials into all languages or dialects appropriate for the Territory through a professional translation service approved in writing by Company, and for reproduction of such translations in quantities adequate in light of the potential sales volume for Products in the Territory. Distributor shall be solely responsible for all costs associated with the promotion and advertising of the Products in or for the Field of Use in the Territory.

5.2             Marketing Support

During the Term of this Agreement, Company shall: (i) publish Distributor’s name and address as its authorized distributor in or for the Field of Use in the Territory; (ii) from time to time, support Distributor’s marketing by involving Distributor in its advertising and direct mail activities when appropriate and without charge or at subsidized cost; (iii) furnish Distributor, upon Distributor’s request, reasonable technical information respecting applications or servicing of the Products; (iv) provide information to support Distributor’s marketing efforts; and (v) transmit promptly all sales leads in or for the Field of Use in the Territory to Distributor.

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                       5.3                                Training.  During the first 3 months following the Effective Date of this Agreement, Company will provide Distributor, free of charge, technical and sales training at Company’s facilities located in El Segundo California, U.S.A. for up to two (2) individuals.  Thereafter, Distributor shall pay Company for such services an hourly rate of $100.00 U.S. Dollars for every individual being trained. Distributor shall be solely responsible for all costs and expenses associated with all training of Distributor’s personnel hereunder, including without limitation all travel, living accommodations, salary and other expenses and costs incurred by such personnel.

5.4             Consulting Service

Following the Effective Date of this Agreement, Company will, at no charge to Distributor, provide Distributor those technical consulting services reasonably necessary and practical to complete preparations for Distributor’s Ricoh billboard début in New York City. Thereafter, at the request of Distributor, Company will provide the services of up to five (5) technical consultants to assist Distributor in the marketing, sale or technical aspects of the Product in or for the Field of Use in the Territory. Distributor agrees to reimburse Company for the reasonable living and travel expenses of such consultants, as determined by Company. In addition, Distributor shall pay Company for such consulting services an hourly consulting rate of $150.00 U.S. Dollars per consultant.

5.5Representations and Warranties of Company

The Company represents and warrants to Distributor that, as of the date of this Agreement:

(a) Power and Authority: Company has the corporate power and authority to enter into and to carry out the terms and provisions of this Agreement; and this Agreement is the legal, valid and binding obligation of Company and is enforceable against Company in accordance with its terms.

(b) No Conflicting Agreement: Company has not granted to any person other than Distributor any right, title or interest or entered into any agreement which is in conflict with or inconsistent with any of the terms or conditions of this Agreement.

(c) Litigation: There are no actions or proceedings pending, or to Company’s knowledge, threatened, which would prevent or make unlawful the consummation of the transactions contemplated by this Agreement.

(d)           Infringement: Company has no actual knowledge, that the Products conflict with, violate or infringe any rights of any third party.

5.6             For the Term of this Agreement, Company shall:

(d) Reimburse Distributor for the cost of initial replacement parts and for labor costs as set forth in Exhibit “E” hereto only for Covered Service authorized by

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Company which is performed by Distributor on Covered Products in accordance with this Agreement;
(e) Mail checks in payment of non-disputed claims for Covered Service performed by Distributor no later than forth-five (45) working days after Company’s date of receipt and approval of such claims; and

(f) Upon request by Distributor, provide Distributor with sample copies of Service Agreements.  The initial form of such Service Agreements is attached hereto as Exhibit “F” and shall not be modified without the prior written approval of Distributor.

ARTICLE 6.                           TRADEMARKS AND CONFIDENTIAL INFORMATION

6.1             Mutual Grant of Trademark License

During the Term of this Agreement and subject to its provisions, Company grants to Distributor a non-exclusive license to use Aura Trademarks to identify and promote the sale of the Products within the Field of Use and Distributor grants to Company a non-exclusive license to use Distributor Trademarks to identify and promote Distributor’s wind power technology used in conjunction with the Products within the Field of Use. Distributor may not use the Aura Trademarks in connection with the sale or promotion of any goods, services, products, equipment or process other than the Products within the Field of Use. Company may not use the Distributor Trademarks in connection with the sale or promotion of any goods, services, products, equipment or process other than the Products within the Field of Use.   Upon termination of this Agreement, Distributor and Company shall each promptly cease using any trademarks belonging to the other Party.

6.2             Trademark Markings

Distributor agrees that each of the Products sold or otherwise distributed by Distributor shall prominently bear all appropriate Aura Trademarks and that Distributor shall clearly indicate Company’s ownership of such Aura Trademarks. Distributor shall do everything reasonably required of it by Company in connection with trademark marking or the giving of such other notices as provided for under United States or applicable foreign trademark laws. Distributor agrees not to remove or deface any Aura Trademarks, and to not, unless authorized in writing by Company, add any other mark or identifying indicia to the Products.

6.3             Trademark Ownership

Distributor acknowledges and agrees that Company is the sole and exclusive owner of the Aura Trademarks. Other than with respect to Distributor Trademarks licensed to Distributor, Company acknowledges and agrees that Distributor is the sole and exclusive owner of the Distributor Trademarks. As such, neither Party shall at any time acquire any rights in the other Party’s trademarks by virtue of its use thereof. Further, nothing contained in this Agreement shall be construed as (i) an assignment or grant to Distributor of any right, title or interest in or to the Aura Trademarks, it being understood that all rights relating thereto are reserved by Company, except for the licenses granted hereunder for the right to use and utilize the Aura Trademarks as expressly provided herein, or (ii) an assignment or grant to Company of any right, title or interest in or to the Distributor Trademarks, it being understood that all rights relating thereto are

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reserved by Distributor, except for the licenses granted hereunder for the right to use and utilize the Distributor Trademarks as expressly provided herein. . Distributor shall not use any of the Aura Trademarks, or any mark or name confusingly similar thereto, in any manner, except (i) on letters, letterhead, business cards and signs solely in order to identify itself as an authorized distributor of Company and/or (ii) in sales and promotional materials, provided such materials have been previously approved by Company, such approval not to be unreasonably withheld or delayed. Distributor agrees that it will not knowingly do anything inconsistent with Company’s ownership of its intellectual property, including without limitation, questioning the validity of the Aura Trademarks or registering or attempting to register the Aura Trademarks in its own name or that of any other firm, person or corporation.  Company shall not use any of the Distributor Trademarks, or any mark or name confusingly similar thereto, in any manner, except (i) on letters, letterhead, business cards and signs solely in order to identify itself as the manufacturer of Products provided to Distributor as an authorized distributor of Company and/or (ii) in sales and promotional materials, provided such materials have been previously approved by Distributor, such approval not to be unreasonably withheld or delayed. Company agrees that it will not knowingly do anything inconsistent with Distributor’s ownership of its intellectual property, including without limitation, questioning the validity of the Distributor Trademarks or registering or attempting to register the Distributor Trademarks in its own name or that of any other firm, person or corporation.
6.4             Patent Marking

Distributor shall do everything reasonably required of it by Company in connection with patent marking or the giving of such other notices as provided for under United States or applicable foreign patent laws.

6.5           Protection of Trademarks and Patents

Distributor agrees to take such actions as Company may reasonably require for the protection of Company’s proprietary interest in the Aura Trademarks, Aura Technology, and all other Aura Proprietary Rights. Distributor shall cooperate fully and in good faith at Company’s expense with Company for the purpose of preserving Company’s rights in and to the Aura Trademarks, Aura Technology and all other Aura Proprietary Rights. Distributor agrees to promptly notify the Company in writing of any uses, which may be infringements of the trademarks, technology or other proprietary rights which come to Distributor’s attention. In the event of infringement of Aura Trademarks, Aura Technology, and other Aura Proprietary Right, the Company shall have the sole right to determine whether or not any action shall be taken on account of any such infringement(s).

6.6             Confidential Information

                                (a) Each party shall hold the Confidential Information disclosed to it by the other party in strict confidence and shall not use or disclose the same except to its employees and agents on a need-to-know basis provided such employees and agents have agreed to be bound by confidentiality obligations at least as protective of the Confidential Information as the terms of this Agreement or are bound by a legally enforceable code of professional responsibility to protect the confidentiality of such Confidential Information.  The parties may disclose Confidential Information as required by law (including without limitation all applicable

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securities laws and regulations) or as reasonably required to file for and obtain any government or regulatory approvals and licenses necessary to sell or distribute the Products for sale, lease, license or other disposition for the Field of Use in the Territory provided that the disclosing party informs the non-disclosing party of such disclosure prior to its occurrence.
(b) Return of Documents. Distributor and the Company each acknowledge that all Confidential Information supplied to it by the other Party shall remain the sole property of the disclosing Party and that all documents and other tangible media that embody any such Confidential Information must be, at the disclosing Party’s option, either promptly returned or destroyed, except as otherwise may be required from time to time by applicable law, upon the disclosing Party’s written request. Confidential Information in documentary or other tangible form, and all copies of it, must be returned promptly to the disclosing Party upon termination of this Agreement or, as applicable, upon earlier expiration of Distributor’s rights thereto in accordance with this Agreement.

(c)  Injunctive Relief. Each party acknowledges and agrees that because: (i) an award of money damages in inadequate to compensate the other party for any breach of this Article 6 by the first party; and (ii) any breach of this Article 6 will causes irreparable harm, if there is a breach or threatened breach of this Article 6 by the first party, the other party is entitled to equitable relief, including injunctive relief and specific performance, without proof of actual damages.

(d) Survival. The covenants and agreements contained herein with respect to any Confidential Information deemed a trade secret under applicable law shall continue until the information ceases to be a trade secret under applicable law. The obligations with respect to all other Confidential Information shall continue following termination of this Agreement.

(e)  Restricted Rights. The Products (including all software components) and any accompanying documentation are provided with Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1) of the Commercial Computer Software - Restricted Rights clause at FAR 52.227-19, subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, or subparagraph (d) of the Commercial Computer Software—Licensing at NASA FAR supplement 16-52.227-86, or their equivalent, as applicable.

ARTICLE 7.                           TERM AND TERMINATION

7.1             Term

Unless terminated as provided in Sections 7.2 or 9.3 below or by mutual written consent, this Agreement shall continue in full force from the Effective Date of this Agreement until the expiration or abandonment of the last Valid Claim of the Aura Technology utilized in the Products in the Field of Use (the “Term”); provided, however, for the purpose of this sentence the term “Valid Claims” shall only apply to a claim of a patent or patent application in the United States.  To the extent that Company accepts an order from Distributor following the expiration of this Agreement, the same shall be governed by the terms hereof, but will not be deemed to have otherwise extended the Agreement.

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7.2           Termination for Cause

To the extent that either party shall elect to terminate this Agreement for cause, each of the following shall constitute cause or good cause and sufficient grounds for such termination and this Agreement may be terminated prior to the expiration of the Term as provided in Section 7.1 above, upon notice to the other party, as follows:

A. By either party, effective immediately, in the event that the other party should fail to perform any of its material obligations under this Agreement and should fail to remedy such failure within ninety (90) calendar days after receiving written demand to remedy such failure; provided that if such breach is not curable within such ninety (90)-day period that the party in breach has commenced to substantially cure such breach within such ninety (90) day period and, in any event, such breach shall have been remedied within one hundred twenty (120) days of receipt of such written demand to remedy such breach;

B. By either party if the other party is dissolved, becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy law or related statues or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement, and such judgment, assignment or incapacity is not revoked within one-hundred twenty (180) calendar days;

C. By either party if all or substantially all of the assets of the other party are transferred, sold or liquidated; or

D.           At the election of Company, in writing, in the event that Distributor fails to meet the Minimum Order requirement during the Non-Exclusive Period

7.3             Rights of Parties Upon Termination

The following provisions shall apply upon the termination or expiration of this Agreement for any reason:

D. In the event that Distributor has entered into agreement(s) during the Term of this Agreement with customer(s) in the Territory to provide Products to such customer(s) as such Products are ordered by such customer(s) for a fixed time period (such arrangements are referred to herein as “Tenders”), Company shall continue to sell Products to Distributor after the non-renewal or expiration of this Agreement, but only to the extent necessary for Distributor to satisfy its obligations under such Tenders, only for prices that are no greater than the maximum prices set forth on Exhibit “B”, as modified from time to time, and only for a period of time that is no longer than one (1) year after such non-renewal or expiration.

E. Each party shall immediately cease all use of, and return to the disclosing party, any Confidential Information in its possession.

F. Company shall repurchase from Distributor at the actual price paid by Distributor, or credit Distributor for, the Products in Distributor’s possession at the time of termination or expiration of this Agreement which Distributor has purchased from Company (the

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“Termination Inventory”); provided, however that Company shall have no obligation to repurchase or issue a credit for any Products which are not in their original condition or have been altered or modified in any way by Distributor.  In the event the termination is made by Distributor pursuant to 7.1(A) for acts or breaches of the Company, the Company shall be solely responsible for arranging and paying for the packaging, freight, insurance and taxes related to the return of the Termination Inventory to Company.
G. Sections 1, 3, 6, 7 and 8 of this Agreement shall survive the termination or non-renewal of this Agreement for any reason.

H. Neither party shall be discharged for any antecedent obligations or liabilities to the other party under this Agreement, unless otherwise agreed in writing;

I. All rights granted under this Agreement to either party shall forthwith and without further act or instrument, be assigned and revert to their respective original owners. In addition, the parties agree to execute any instruments requested by one another, which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein.

J. COMPANY SHALL NOT BE LIABLE TO DISTRIBUTOR FOR ANY DAMAGES, LOSSES OR EXPENSES RESULTING FROM ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT ARISING FROM ANY CLAIMS ASSERTED BY DISTRIBUTOR WHICH ARE BASED UPON LOSS OF GOODWILL, PROSPECTIVE PROFITS OR ANTICIPATED ORDERS, OR ON ACCOUNT OF ANY EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE BY DISTRIBUTOR;

                        7.4                                Orders Following Termination. To the extent that Company accepts an order from Distributor following the expiration of this Agreement, the same shall be governed by the terms hereof, but will not be deemed to have otherwise extended the Agreement.

ARTICLE 8.                       INSTALLATION AND WARRANTY SERVICE

8.1             Service

In addition to its other duties and obligations as prescribed under this Agreement, Distributor agrees to provide installation and warranty service to those Service Agreement holders (“Holders”) whose Products were purchased from Distributor or its sub distributors pursuant to the terms of this Agreement and are covered by Service Agreements in full force and effect (collectively “Covered Service”). A full and exhaustive list of all Covered Services is attached hereto as Exhibit “D”. Distributor may not provide any services under this Agreement for any Product outside of the Field of Use without the prior express written consent of Company. While Distributor may not provide any service which is not listed as a Covered Service for any Product covered by a valid Service Agreement without the prior written consent of Company, Distributor may, at its own risk and expense, provide service for Products within the Field of Use whose Service Agreements have expired. In the event that Distributor wishes to perform a service not listed as a Covered Service on a Product falling within the Field of Use and covered by a valid Service Agreement (a “Non-Covered Service”), Distributor must obtain the prior written consent of Company to do so. Such consent for Non-Covered Service may be withheld by Company for

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any reason at Company’s sole discretion. All Non-Covered Services will be provided by Distributor at Distributor’s sole risk and expense.

8.2             Covered Service

Distributor shall perform all Covered Service in accordance with this Agreement. In performing Covered Service, Distributor shall restore each Product, to its proper working condition as determined by manufacturer specifications.

8.3             Equipment and Rates

The parts reimbursement rates payable by Company for Covered Services is set forth in Exhibit “D” also sets forth the rate payable by Company for labor to perform Covered Service. Service Area. When on-site service is required by Company or Service Agreements, Distributor will perform Covered Service on the Holder’s premises where the Product is located (“Holder Premises”). Service calls to render Covered Service at a Holder Premises shall be charged to Company at the rate provided for in Exhibit “E” herein or as mutually agreed to by Distributor and Company. Distributor shall not be reimbursed for mileage or time charges (“M/T Charges”) resulting from performance of Covered Services unless Company has given its prior written approval of M/T Charges. If Company approves M/T Charges, Distributor will be reimbursed the M/T Charges approved by Company.

8.4           Submission of Invoices

Distributor shall submit claims for Covered Service using forms acceptable to Company bearing Distributor’s signature and the signature of the customer for whom the Covered Service was performed. Distributor shall submit all claims for Covered Service to Company within fifteen (15) days of the date on which such Covered Service was rendered. Distributor shall not submit any claims to Company for anything which does not constitute Covered Service pursuant to a valid Service Agreement.  Unless otherwise agreed by the parties in writing, Company shall cause payment to be received by Distributor for any Covered Service no later than thirty (30) days following the date of submittal of such claims to Company.

8.5             Distributor Warranty

Distributor will take defective generator from the installed location and send to company if it can not be repaired on site for repair or replacement under company’s warranty. Distributor will not void warranty given by company.

8.6             Service Literature

Distributor shall, at all times during the Term of this Agreement, subscribe to all pertinent Covered Product service literature including without limitation all service bulletins.

ARTICLE 9.                           GENERAL PROVISIONS

9.1             Entire Agreement

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This Agreement, including any Exhibits hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. This Agreement may be modified, amended, rescinded, cancelled or waived, in whole or in part, only by written instrument signed by all of the parties hereto.
9.2             Notices

All notices under this Agreement shall be in English and shall be in writing and given by airmail, certified or registered, postage prepaid, return receipt requested, cable, telex or facsimile, promptly confirmed by airmail, addressed to the parties at the addresses immediately below their respective signatures hereto, or to such other address of which either party may advise the other in writing. Any notice given by airmail shall be deemed received by the addressee three (3) business days from the date of mailing. All other forms of notice will be deemed given when sent.

9.3             Force Majeure

Neither party shall be in default hereunder by reason of any failure or delay in the performance (either in whole or in part) of any obligation under this Agreement (other than the payment of money) where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party (an “Event of Force Majeure”).  Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war, terrorism or civil disturbance, strikes or other labor unrests, embargoes, shortage or failure in supply of raw materials from the then contemplated sources of supply and no other source or supply can be located or obtained with commercially reasonable diligence and effort, and other governmental actions or regulations which would prohibit either party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder. Within ten (10) days from the date of commencement of an Event of Force Majeure, the party affected by such an event shall advise the other party (the “Other Party”) of the date when such delay in performance commenced, and the reasons therefore as enumerated in this Agreement; likewise, within ten (10) days after the delay ends, the party affected by such an Event of Force Majeure shall advise the Other Party of the date when such delay ended, and shall also specify the redetermined time by which the performance of the obligation hereunder is to be completed.  In the event that the Event of Force Mejeure continues for a period of sixty (60) days then the Other Party shall have the right to elect to terminate this Agreement upon ten (10) days notice to the party affected by such an event.

9.4             Severability

In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. In the event that any act, regulation, directive, or law of a government having jurisdiction and respect of this Agreement, including its departments, agencies or courts, should make it impossible or prohibit, restrain, modify or eliminate any act or obligation of either party under this Agreement, the non-affected party shall have the right, at its option, to suspend this Agreement or the parties may, at their mutual agreement, make such modifications therein as may be necessary.

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9.5           Assignment

Except as expressly provided for herein, neither party may assign or otherwise transfer any of its rights or obligations under this Agreement without the other party’s prior written approval and any such assignment or transfer shall be void.  Notwithstanding the foregoing, Distributor may assign this Agreement or any of its rights or obligations, upon notice to Company, to (i) an affiliated company or entity or (ii) an unaffiliated company or entity pursuant to a sale, merger or other consolidation of such party or any of its operating divisions. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

9.6             Applicable Law

This Agreement is deemed made and entered into in the State of California and shall be construed, enforced and performed in accordance with the laws of the State of California, without reference, to choice of law.  THE RIGHTS AND OBLIGATIONS OF THE PARTIES IN CONNECTION WITH THIS AGREEMENT AND ANY PURCHASE OF THE PRODUCTS SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

9.7             Dispute Resolution

Any and all disputes of whatever nature, arising between the parties of this Agreement or the underlying business relationship, including termination thereof and statutory claims, and which are not resolved between the parties themselves, shall be submitted to binding and final arbitration to be conducted in English, in Los Angeles, California, before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association for Complex Commercial Cases in effect as of the date of this Agreement.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. In the event of any proceeding in arbitration between the parties arising in any manner out of this Agreement or the asserted breach thereof, the prevailing party shall recover court costs or costs of arbitration, as appropriate, and reasonable attorneys’ fees.

9.8             Waiver

The waiver or excuse by either party hereto as to any breach, default or deficiency and the performance by the other party of any duty or obligation by the other party to be performed hereunder shall not constitute or be deemed a continuing waiver or excuse of the same or any other duty or obligation owed by the other.

9.9             Interpretation

In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or that party’s counsel.  Reference to “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

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9.10           Captions

Captions of sections of this Agreement are included for reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms hereof.

9.11             Currency

Unless otherwise agreed by the parties in writing, all payments required to be made under this Agreement shall be made in United States Dollars via cash, check, wire transfer, or other immediately available funds. The remitting party shall pay at its own expense all charges and expenses associated with the other party’s receipt of such payment.

9.12             Cumulative Remedies

No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every right and remedy hereunder is cumulative with each and every other right and remedy herein or in any other agreement between the parties or under applicable law.

9.13             Receipt

Distributor hereby acknowledges receipt of a signed copy of this Agreement.

9.14             Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

9.15             No Consequential Damages

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED.

9.16             Successors

Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

[signature page to follow]

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IN WITNESS WHEREOF, Company and Distributor have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.

[_____________________________] (“Company”)	WEPOWER LLC (“Distributor”)

Name:	Name:
By:	By:
Title:	Title:
Date:	Date:

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EXHIBIT A
 FORM OF PURCHASE ORDER

EXHIBIT B
 INITIAL PRODUCT PRICE LIST

EXHIBIT C
 END-USER WARRANTY

EXHIBIT D
RETURN POLICY

EXHIBIT E
COVERED SERVICE LIST AND APPROVED SERVICE REIMBURSEMENT RATES

EXHIBIT F
FORM OF SERVICE AGREEMENT

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EXHIBIT E

Parts and Labor Reimbursement Rates

Service Code       Description                                                                                                                                            Rate____

	Installation
W-AG001	Buss charge up failure inspection (inspect for and tighten loose screws or internal ECU connectors)	$40.00
W-AG002	Software upgrades; Reprogram ECU and test AuraGen® system under load	$40.00
W-AG003	Remove and Replace RPM Sensor	$40.00
W-AG004	Remove and Replace Electronic Control Unit (ECU) (including re-programming and load testing of system)	$120.00
W-AG005	Remove and Replace Serpentine Belt (if defective within 18 months of AuraGen® operation)	$40.00
W-AG006	Remove and Replace Idler or Tensioner Pulleys	$60.00
W-AG007	Remove and Replace Generator	$120.00
W-AG008	ECU Diagnostics: Troubleshoot bus charge up failure, electrical connections or installation computer / interface box communication issues per AuraGen® Troubleshooting Guide.	$75.00
W-AG009	Generator Diagnostics: Troubleshoot bus charge up failure per AuraGen® Troubleshooting Guide.	$40.00
W-AG010	Remove and Replace Mounting Kit	(requires approval)
W-AG011	Remove and replace Mechanical Idle Control and re-program ECU. (Trucks)	$75.00
W-AG012	Remove and replace Mechanical Idle Control and re-program ECU. (Vans)	$100.00
W-AG-SB-XXXX	Component replacement or system upgrades specified by AuraGen® Service Bulletin's (SB's)	($ noted in SB)

Labor Reimbursement Rates:

Warranty labor rate for work performed at Distributor facility will be reimbursed at the lesser of: (a) Distributor’s posted hourly rate in effect at the time of service or (b) the normal and customary rates in the industry for such service in effect at the time and place of service, but in no event shall such reimbursement exceed $75.00 per hour.

Invoices that are submitted for Covered Products’ warranty repair (labor and travel), that exceed US $150 will require written approval from Company prior to commencement of such warranty repair.  In the event such approval is not obtained Distributor shall not be required to perform such repair.

Repairs that were directly caused by Product component failure will be subject to time limitations published in industry standard flat rate manuals.

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